Exhibit 2.1
Execution Version
PURCHASE AND SALE AGREEMENT
by and among
Eagle Rock Pipeline GP, LLC
and
EROC Production, LLC
(collectively as “Sellers”)
and
BSAP II GP, L.L.C.
(as “Buyer”)
Dated December 21, 2009

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS AND SCHEDULES:
Exhibits:

Exhibit A	—	Property Descriptions
Exhibit A-1	—	Well Descriptions
Exhibit B	—	Additional Assets
Exhibit B-1	—	Well Descriptions
Exhibit 8.11	—	Certain Excluded Assets
Exhibit 10.2(e)	—	Forms of Assignment
Schedules:
Sellers’ Disclosure Schedule
Buyer’s Disclosure Schedule

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT dated as of December 21, 2009, is made by and among Eagle Rock Pipeline GP, LLC, a Delaware limited liability company, and EROC Production, LLC, a Delaware limited liability company (collectively “Sellers”), and BSAP II GP, L.L.C., a Delaware limited liability company (“Buyer”). Sellers and Buyer, or any of them, may be referred to herein as a “Party,” or collectively as the “Parties.”
RECITALS:
     WHEREAS, Sellers are the owners of all of the partnership interests (the “Interests”) of Eagle Rock Production, L.P., a Texas limited partnership (“Company”);
     WHEREAS, Sellers desire to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Sellers, on the terms and conditions set forth herein; and
     WHEREAS, Sellers and Buyer acknowledge that the purchase and sale of the Interests is intended to be treated as a purchase and sale of assets, subject to the liabilities, of the Acquired Companies (defined herein) for U.S. federal income tax purposes.
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
TERMS OF THE TRANSACTION
     Section 1.1 Agreement to Purchase and Sell Interests. Sellers agree to sell and Buyer agrees to purchase the Interests for the consideration hereinafter set forth and subject to the terms and provisions herein.
     Section 1.2 Purchase Price. In consideration of the sale of the Interests to Buyer, Buyer shall pay to Sellers an aggregate cash purchase price of $174,500,000 (the “Purchase Price”) as adjusted herein and to be paid in accordance with Section 1.4 hereof.
     Section 1.3 Adjustments to the Purchase Price.
     (a) At the Closing, the Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Closing Adjustment. If the Closing Adjustment is a positive number, then the Purchase Price shall be increased by such amount. If the Closing Adjustment is a negative number, then the Purchase Price shall be decreased by such amount. The “Closing Adjustment” shall be the algebraic sum of (i) a positive amount equal to the aggregate amount of Post-Effective Date Assets Costs paid by Company or Eagle Rock Development Company, L.L.C., a Texas limited liability company (“Sub” and together with Company, the “Acquired Companies”), any Seller or any of their respective Affiliates in the period beginning on July 1, 2009 and ending on the Closing Adjustment Date (the “Closing Adjustment Period”), (ii) a positive amount equal to the aggregate amount of Pre-Effective Date Assets Revenues received in the Closing Adjustment Period, (iii) the Pre-Effective Date Ivory Net Cash Flow in the

Closing Adjustment Period, (iv) a negative amount equal to the aggregate payments received in the Closing Adjustment Period by the Acquired Companies, any Seller or any of their respective Affiliates pursuant to the Management Agreement (which payments shall include the distributions, if any, in respect of the Ivory LP Interest received during the Closing Adjustment Period), and (v) a negative amount equal to the aggregate revenues (net of applicable production, severance and similar Taxes) received in the Closing Adjustment Period by the Acquired Companies, any Seller or any of their respective Affiliates which are attributable to the sale of Minerals produced from or attributable to the Properties or the ownership of the Properties.
     (b) The Purchase Price shall be adjusted at Closing pursuant to a statement (the “Preliminary Settlement Statement”) prepared by Sellers and submitted to Buyer on or before three Business Days prior to the Closing Date, accompanied by supporting schedules, analyses, work papers or other documentation on which the Preliminary Settlement Statement is based or from which the Preliminary Settlement Statement is derived. The Preliminary Settlement Statement shall set forth Sellers’ good faith calculation of the Closing Adjustment as of a date specified by Sellers (the “Closing Adjustment Date”) not more than ten Business Days or less than five Business Days prior to the Closing Date. Sellers shall provide Buyer any additional information reasonably requested by Buyer in connection with its review of the Preliminary Settlement Statement. If Buyer has any questions or disagreements regarding the Preliminary Settlement Statement, Buyer may contact Sellers at least one Business Day prior to the Closing Date, and in such case Sellers and Buyer shall in good faith attempt to resolve such disagreements or questions. If Buyer and Sellers agree on changes to the Closing Adjustment, then the Purchase Price shall be paid at Closing as adjusted by the Closing Adjustment as so changed. If Buyer and Sellers do not agree on changes to the Closing Adjustment, then the Purchase Price shall be paid at Closing as adjusted by the Closing Adjustment set forth in the Preliminary Settlement Statement. After Closing, the Purchase Price shall be subject to further adjustment pursuant to the Final Settlement Statement delivered pursuant to Section 1.3(d).
     (c) Commencing 10 days after the last day of the first full calendar month ending after the Closing Date, and monthly thereafter until Buyer’s delivery of the Final Settlement Statement to Sellers, Buyer shall pay to Sellers an amount (a “Post-Closing Payment”) equal to the Pre-Effective Date Net Cash Flow for the period ending on the last day of the calendar month prior to payment and beginning on the later of the Closing Adjustment Date or the last day through which a payment of Pre-Effective Date Net Cash Flow has been made. If the Pre-Effective Date Net Cash Flow for any period is negative, it shall reduce subsequent Post-Closing Payments or be taken into account in the determination of the Final Adjustment. For any period, the “Pre-Effective Date Net Cash Flow” shall be the algebraic sum of (i) a positive amount equal to the aggregate amount of Pre-Effective Date Assets Revenues received in such period (unless received by a Seller or an Affiliate of a Seller), (ii) a negative amount equal to the aggregate amount of Pre-Effective Date Assets Costs paid in such period and (iii) the Pre-Effective Date Ivory Net Cash Flow in such period. Post-Closing Payments shall also be reduced by an amount equal to all Post-Effective Date Assets Revenues or distributions in respect of the Ivory LP Interest received by an Acquired Company, any Seller or any of their respective Affiliates after the Closing Adjustment Date and on or prior to the Closing Date and increased by an amount equal to all Post-Effective Date Assets Costs paid after the Closing Adjustment Date and on or prior to the Closing Date.

     (d) On or before 180 days after Closing, Buyer shall prepare and deliver to Sellers a statement (the “Final Settlement Statement”) setting forth any final adjustments to the Purchase Price (the “Final Adjustment”) to account for costs or revenues not considered in making the Closing Adjustment or any Post-Closing Payment, or to correct errors made in the Closing Adjustment or any Post-Closing Payment. Sellers will assist Buyer in the preparation of the Final Settlement Statement by providing Buyer with any data or information reasonably requested by Buyer. The Final Settlement Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Sellers, unless Sellers give written notice of their disagreement to Buyer prior to such date. To be valid, any such notice shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. The Final Adjustment shall be paid in accordance with the Final Settlement Statement within five Business Days after the Final Settlement Statement is agreed to or otherwise becomes final in accordance with this Section 1.3 (the “Final Settlement Date”).
     (e) If a dispute arises under Section 1.3(d) (an “Accounting Dispute”) that the Parties have been unable to resolve, then, upon receipt of the written request of either Sellers or Buyer (the date of such receipt being referred to as the “Request Date”), each of Sellers and Buyer shall nominate and commit one of its senior officers or a member of the Conflicts Committee, if determined by Sellers to be required, to meet at a mutually agreed time and place not later than 10 days after the Request Date to attempt to resolve same. If such senior officers or Conflicts Committee member have been unable to resolve such Accounting Dispute within a period of 30 days after the Request Date, any Party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to Ernst & Young, or if such firm is unable or unwilling to serve, another mutually agreed nationally recognized independent public accounting firm, which firm shall serve as sole arbitrator (the “Accounting Referee”). The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the adjustments pursuant to Section 1.3. The Accounting Referee shall be instructed by the Parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 30 days following the submission of the Accounting Dispute to the Accounting Referee. The decision and award of the Accounting Referee shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court. The fees and expenses of the Accounting Referee shall be borne equally by Sellers, on the one hand, and Buyer, on the other.
     (f) Costs and revenues shall be allocated to the Parties in accordance with the following:
     (i) All refunds of deposits, prepayments, credits or similar items and all insurance proceeds attributable to periods prior to the Effective Date but received by the Acquired Companies after the Effective Date will be for the benefit of Sellers;

     (ii) All prepayments, deposits and similar items held by third parties on behalf of or for the benefit of the Acquired Companies with respect to matters accruing after the Effective Date will be for the benefit of Sellers;
     (iii) All amounts necessary to terminate, novate or fully repay or satisfy any indebtedness or obligations outstanding under Existing Hedges will be borne by Sellers, and all amounts due to the Acquired Companies as a result of terminating, novating or unwinding the Existing Hedges will be for the benefit of Sellers;
     (iv) All expenses and revenue attributable to the Excluded Assets or the Excluded Liabilities will be for the burden and benefit of Sellers;
     (v) In determining what Minerals were produced either before or on or after the Effective Date, the payment detail provided by the purchaser of production, or the operators of any Assets, with respect to any production month, shall control; and, further, if such payment detail provides information for a period a portion of which is prior to the Effective Date and a portion of which is on or after the Effective Date, the production set forth therein shall be allocated equally among all days in the reporting period for such payment detail and the proceeds therefor shall be prorated before and after the Effective Date based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date);
     (vi) All bonus monies, delay rentals or shut-in royalties received by any of the Acquired Companies, Sellers or any Affiliate thereof which are paid at any time prior to the Effective Date with respect to a Lease and period thereunder relating to such payment which commenced prior to the Effective Date shall be deemed to be attributable to the ownership of the Assets prior to the Effective Date, and all other bonus monies, delay rentals or shut-in royalties received by any of the Acquired Companies, Sellers or any Affiliate thereof shall be deemed to be attributable to the ownership of the Assets on or after the Effective Date;
     (vii) No consideration shall be given to the local, state or federal income Tax liabilities of any Party; and
     (viii) Costs included in the calculation of Pre-Effective Date Assets Costs or Post-Effective Date Assets Costs shall be limited to payments to persons other than the Sellers or any of their Affiliates and shall not include any general or administrative expenses, overhead or similar expenses not directly related to the ownership or operation of the Assets or the Ivory LP Interest, whether or not historically allocated to the Assets or the Ivory LP Interest by Sellers, the Acquired Companies or any Affiliate thereof.
     (g) Notwithstanding anything to the contrary in this Section 1.3 and not including any payments received pursuant to Article XII:
     (i) If after the Final Settlement Date an Acquired Company receives Pre-Effective Date Assets Revenues that were not otherwise accounted for in Section 1.3,

then Buyer shall cause the Acquired Company to remit any such Pre-Effective Date Assets Revenues to Sellers;
     (ii) If after the Closing Adjustment Date a Seller or any Affiliate of Seller receives Post-Effective Date Assets Revenues or distributions in respect of the Ivory LP Interest that were not otherwise accounted for in Section 1.3, then such Seller shall remit, or cause its Affiliate to remit, any such Post-Effective Date Revenues to the Acquired Companies; and
     (iii) If after the Final Settlement Date any Pre-Effective Date Assets Costs are paid by any Acquired Company that were not otherwise accounted for in Section 1.3, then the Sellers shall reimburse such Acquired Company for any such Pre-Effective Date Assets Costs.
     (iv) If after the Final Settlement Date there is additional Pre-Effective Date Ivory Net Cash Flow, then Buyer shall remit, or cause an Acquired Company to remit, the amount thereof to Sellers.
     (v) After the Closing Date, the Sellers shall have the right, at Sellers’ expense, to review Buyer’s books and records relating solely to the Acquired Companies upon reasonable notice and during normal business hours for the sole purpose of auditing the payments described in this Section 1.3(g).
     (h) The Parties intend for the terms of this Section 1.3 to be illustrative of potential adjustments. Any terms which result in duplicative adjustments shall result in only a single adjustment. The Parties intend that the costs and revenues attributable to the ownership and operation of the Assets and the Ivory LP Interest prior to the Effective Date (or in the case of capital expenditures of Ivory, allocable to the period prior to December 1, 2009) shall be for the burden and benefit of Sellers, and that the costs and revenues attributable to the ownership and operation of the Assets and the Ivory LP Interest on or after the Effective Date (or in the case of capital expenditures of Ivory, allocable to the period on or after December 1, 2009) shall be for the burden and benefit of Buyer, and in the event of any ambiguity or inconsistent provisions in this Section 1.3, the Parties agree to negotiate in good faith to resolve any such ambiguity or inconsistency in a manner consistent with the foregoing expression of intent.
     Section 1.4 Payment of the Purchase Price. The Purchase Price shall be paid by Buyer to Sellers as follows:
     (a) Contemporaneously with the execution and delivery of this Agreement, Buyer shall tender to the Escrow Agent $17,000,000 (the “Deposit”) pursuant to an escrow agreement executed concurrently herewith. The Deposit shall be (i) applied to the Purchase Price paid at the Closing pursuant to Section 1.4(b), (ii) paid to Sellers pursuant to Section 11.2, or (iii) returned to Buyer pursuant to Section 11.2, as applicable. Any interest or other earnings on the Deposit shall be paid to Buyer. The fees and expenses of the Escrow Agent shall be borne equally and paid by Sellers and Buyer.

     (b) At the Closing, Buyer shall pay to Sellers cash equal to the Purchase Price adjusted by the Closing Adjustment less the Deposit (which shall be applied to the Purchase Price).
     (c) All cash payments by Buyer to Sellers pursuant to Section 1.4(b) shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Sellers.
ARTICLE II
CLOSING
     Section 2.1 The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Thompson & Knight LLP in Houston, Texas, at 333 Clay Street, Suite 3300, at 10:00 a.m. (local Houston, Texas time) (a) on a date specified by Buyer on at least three Business Days notice to Sellers, which date shall not be fewer than three or more than seven Business Days following the Approval Date, (b) on the seventh Business Day after the Approval Date if no date is specified under clause (a), or (c) at such other time or place or on such other date as the Parties shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date.” All Closing transactions shall be deemed to have occurred simultaneously.
     Section 2.2 Closing Deliveries. At the Closing:
     (a) Sellers will deliver to Buyer:
     (i) one or more assignments of the Interests to Buyer or its designees (collectively, the “Assignment”);
     (ii) the officer’s certificates, assignments and other documents required by Section 10.2;
     (iii) the resignation, effective as of the Closing, of each Acquired Company’s directors, officers or managers (if any);
     (iv) assignments to Buyer of each confidentiality or non-disclosure agreement relating to the Interests, Assets or the Ivory LP Interest and benefiting either Seller or any Affiliate thereof (“NDA”); and
     (v) such other documents and instruments required to be delivered pursuant to this Agreement.
     (b) Buyer will deliver to Sellers:
     (i) cash pursuant to Section 1.4(b);
     (ii) the officers’ certificate required by Section 10.1(c); and

     (iii) such other documents and instruments required to be delivered pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers jointly and severally represent and warrant to Buyer that:
     Section 3.1 Title to the Interests. Sellers are the record and beneficial owners of, and upon consummation of the transactions contemplated by this Agreement Buyer will acquire good and valid title to, the Interests, free and clear of all Liens, other than (a) those that may arise by virtue of any actions taken by or on behalf of Buyer or its controlled Affiliates, (b) restrictions on transfer that may be imposed by federal or state securities laws, (c) restrictions on transfer that are cancelled as of the Closing, or (d) Liens released at the Closing.
     Section 3.2 Organization and Standing. Each Seller is validly existing and, if applicable, in good standing under the laws of the state of its formation.
     Section 3.3 Power and Authority. Each Seller has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by each Seller of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary action of each Seller.
     Section 3.4 Valid and Binding Agreement. This Agreement has been, and at Closing the Assignment will be, duly executed and delivered by each Seller and constitute a valid and legally binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 3.5 Non-Contravention. Neither the execution, delivery, and performance by a Seller of this Agreement nor the consummation by a Seller of the transactions contemplated hereby do or will (a) conflict with or result in a violation of any provision of a Seller’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which a Seller is a party or by which any Seller or any Seller’s properties may be bound, or (c) violate any Applicable Law binding upon any Seller.
     Section 3.6 Approvals. Except as disclosed on Section 3.6 of the Sellers’ Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by either Seller in connection with the execution, delivery, or performance by any Seller of this Agreement or the consummation by any Seller of the transactions contemplated hereby.

     Section 3.7 Proceedings. There are no Proceedings pending or, to Sellers’ Knowledge, threatened, in which any Acquired Company, any Seller or any of their respective Affiliates is or may be a party affecting the execution and delivery of this Agreement by any Seller or the consummation of the transactions contemplated hereby by any Seller.
     Section 3.8 Status of Sellers. Neither Seller nor the Partnership is a “foreign person” within the meaning of Section 1445 of the Code.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
WITH RESPECT TO THE ACQUIRED COMPANIES
     Sellers jointly and severally represent and warrant to Buyer, that (provided that the Parties hereby agree and acknowledge that for a breach of the representations and warranties made in this Article IV (other than representations and warranties qualified by the Knowledge of Sellers) to be deemed to have occurred, the event, occurrence, condition, omission, or circumstance constituting or causing such alleged breach must have (i) been the act or omission (or caused by the act or omission) of the Partnership or its direct or indirect subsidiaries, and (ii) existed, occurred or failed to occur, as the case may be, within the Ownership Period, and any alleged breach of the representations or warranties made in Article IV not meeting the requirements set out in this parenthetical shall not constitute a breach of the representations and warranties made in this Article IV):
     Section 4.1 Organization. Each Acquired Company is validly existing under the laws of the State of Texas and has all requisite limited partnership or limited liability company power and authority to carry on its business as now being conducted. Each Acquired Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be materially adverse to the Acquired Company.
     Section 4.2 Governing Documents. Sellers have made available to Buyer accurate and complete copies of the Governing Documents of each Acquired Company.
     Section 4.3 Capital Structure. Other than the rights created by this Agreement, (a) Company has no outstanding Equity Interests other than the Interests, and (b) Sub has no outstanding Equity Interests other than Company’s ownership of a 100% membership interest in Sub.
     Section 4.4 Non-Contravention. Neither the execution, delivery, and performance by any Seller of this Agreement nor the consummation by it of the transactions contemplated hereby do or will (a) conflict with or result in a violation of any provision of any Acquired Company’s Governing Documents, (b) materially conflict with or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which any Acquired Company is a party or by which any Acquired Company or any of the Assets or the Ivory LP Interest may be bound, (c) result in the creation or imposition of any Lien, other than any Permitted Encumbrances, on any Acquired Company’s properties or other assets, or (d) violate, in any material respect, any Applicable Law binding upon any Acquired Company or any of the Assets or the Ivory LP Interest.
     Section 4.5 Subsidiaries. Company does not own, directly or indirectly, any Equity Interest of any person other than Sub, the Excluded Subsidiaries, and the Ivory LP Interest. At the Closing, no Acquired Company will own, directly or indirectly, any Equity Interest of any person other than Company’s ownership of a 100% membership interest in Sub and Sub’s ownership of the Ivory LP Interest. The Excluded Subsidiaries are listed on Section 4.5 of the Sellers’ Disclosure Schedule. Company is the record and beneficial owner of all the outstanding membership interests in Sub, and Sub is the record and beneficial owner of the Ivory LP Interest, in each case free and clear of all Liens other than (a) those that may arise by virtue of any actions taken by or on behalf of Buyer or its controlled Affiliates, (b) restrictions on transfer that may be imposed by federal or state securities laws, (c) restrictions on transfer in the partnership agreement of Ivory or that will be cancelled as of the Closing, or (d) Liens released at Closing.
     Section 4.6 Financial Statements. Included in Section 4.6 of the Sellers’ Disclosure Schedule are accurate and complete copies of (a) the unaudited balance sheets for each of Company and Sub (but not combined or consolidated), at December 31, 2007, December 31, 2008, and September 30, 2009 and the related statements of income for each such entity for the years ended December 31, 2007 and December 31, 2008, and the nine months ended September 30, 2009, and the notes thereto, if any (such financial statements collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with the books and records of the Acquired Companies for such periods in accordance with GAAP, except that such Unaudited Financial Statements were not prepared on a consolidated basis and except for certain footnotes or additional disclosures required by GAAP which have not been prepared and therefore are not included with the Unaudited Financial Statements, consistently applied throughout the periods covered thereby. The Unaudited Financial Statements fairly present, in all material respects, the unconsolidated financial condition of each of Company and Sub as of the dates presented, and the unconsolidated results of operations of each of Company and Sub for the periods presented.
     Section 4.7 Undisclosed Liabilities. Except as disclosed on Section 4.7 of the Sellers’ Disclosure Schedule, no Acquired Company has any Liabilities other than (a) Liabilities quantified on the September 30, 2009 balance sheet included in the Unaudited Financial Statements and not heretofore paid or discharged, (b) Liabilities arising since September 30, 2009 in respect of its ownership of the Assets in the ordinary course of business consistent in amount and nature with past practice and that in the aggregate are not material and are of the same character and nature as the Liabilities quantified on the September 30, 2009 balance sheet included in the Unaudited Financial Statements, (c) Liabilities arising under Existing Hedges (all of which shall be terminated or novated at or prior to the Closing Date) and (d) Liabilities under the Company Contracts other than because of an Acquired Company’s breach thereof and (e) Liabilities that, individually or in the aggregate, are not material.

     Section 4.8 Proceedings. Except as disclosed on Section 4.8 of the Sellers’ Disclosure Schedule, there are no material Proceedings pending or, to Sellers’ Knowledge, threatened, against any Acquired Company or with respect to any of the Assets or the Ivory LP Interest.
     Section 4.9 Taxes. Except as disclosed in Section 4.9 of the Sellers’ Disclosure Schedule:
     (a) each of the Acquired Companies has (and as of the Closing Date will have) duly filed or caused to be filed all material Tax Returns required to be filed by it or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, under Applicable Law and such Tax Returns were (and any such Tax Returns filed after the date hereof will be as of the Closing Date) true, correct and complete in all material respects;
     (b) all material Taxes (whether or not shown on any Tax Return and whether or not disputed) of each of the Acquired Companies that are due and payable have been or will be paid in full on or before the Closing Date;
     (c) no extensions for the filing of any Tax Returns of any of the Acquired Companies are currently outstanding (or will be outstanding as of the Closing Date);
     (d) to Sellers’ Knowledge, there has been no material issue raised or material adjustment proposed (and none is pending) by any Taxing authority in connection with any Taxes of any of the Acquired Companies;
     (e) each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any person, and each has properly received and maintained any and all certificates, forms, and other documents required by Applicable Law for any exemption from withholding and remitting of any Taxes;
     (f) there is not in effect any waiver or extension of any statute of limitations as to any Tax matter of any of the Acquired Companies, and none will be subsequently requested by any of the Acquired Companies before the Closing Date;
     (g) each of the Acquired Companies is, and has been since its formation, disregarded as an entity separate from Partnership for U.S. federal income Tax purposes, and no election has been filed on or prior to the Closing Date that would change such classification on or after the Closing;
     (h) there are no Liens for Taxes (other than for Taxes not yet due and payable) upon any assets of any of the Acquired Companies that have arisen as a result of any failure (or alleged failure) to pay any Tax;
     (i) except for the Ivory LP Interest and the Excluded Subsidiaries, none of the assets held by any of the Acquired Companies includes any stock, partnership interests, limited liability company interests, or legal or beneficial interests of any other person, and none of such assets is subject to any agreement that creates a partnership for U.S. federal income Tax purposes that has not properly elected out of Subchapter K of Chapter 1 of Subtitle A of the Code;
     (j) none of the Liabilities of the Acquired Companies includes (i) an obligation to make a payment to any person under any Tax allocation or Tax-sharing agreement, (ii) an obligation to pay the Taxes of any person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), or (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Taxing authority that will survive the Closing or impose any liability on Buyer or the Acquired Companies after the Closing; and
     (k) none of the Acquired Companies has engaged in or incurred any reporting or list maintenance obligation with respect to any reportable transaction or transaction of interest for purposes of Section 6011, 6111 or 6112 of the Code, including the Treasury Regulations promulgated thereunder, or any similar provision of state, local or foreign law.
     Section 4.10 Contracts.
     (a) Section 4.10(a) of the Sellers’ Disclosure Schedule contains a true and complete listing of the material agreements in effect to which any Acquired Company is a party or by which any Asset or the Ivory LP Interest is bound (including any Existing Hedges, it being understood that all Existing Hedges will be terminated or novated at or prior to Closing) (collectively the “Company Contracts”).
     (b) To Sellers’ Knowledge, each Company Contract is valid and binding, in full force and effect and enforceable against the parties thereto in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting or relating to the enforcement of creditors’ rights and remedies generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Each Acquired Company and, to Sellers’ Knowledge, each other person has performed all material obligations and is not in material breach or default under any Company Contract to which it is party or by which any Asset or the Ivory LP Interest is bound. No event has occurred, which after notice or lapse of time, or both, would constitute a material default under any Company Contract by any Acquired Company, or to Sellers’ Knowledge, any other person.
     Section 4.11 Employee Related Matters. No Acquired Company has any employees and no Acquired Company has had any employees since April 30, 2007. No Acquired Company has any liability, contingent or otherwise, with respect to any current or former employees or independent contractors of any of Sellers, the Partnership or any entity a controlling interest of which is owned, directly or indirectly, by any of such entities. No Acquired Company has any liability, contingent or otherwise, under any employee benefit plans (as defined in Section 3(3) of ERISA) or any other employee benefit plans or compensation arrangements of any kind, including, without limitation, any pension, profit sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, equity based-compensation, unemployment, medical benefit, life insurance, disability insurance or other program or arrangement providing compensation or benefits. No entity that was, within the last six years, treated as a single employer together with an Acquired Company pursuant to Section 414 of the Code has, within the last six years, maintained, contributed to, or had any liability (contingent or otherwise) with respect to, a pension plan that is or was subject to Section 412 of the Code or Title IV of ERISA.
     Section 4.12 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any Affiliate of Seller for which Buyer, any Acquired Company or any of their respective Affiliates may be or become liable.
     Section 4.13 Bankruptcy Proceedings. There are no bankruptcy, reorganization, insolvency or receivership actions pending, being contemplated by, or to Sellers’ Knowledge, threatened against any Seller or Acquired Company.
     Section 4.14 Compliance with Laws. To Sellers’ Knowledge, the ownership and operation of the Assets has been, and, the Assets are in conformity, in all material respects, with all Applicable Laws, including Environmental Laws, and all applicable rules, regulations and orders of all Governmental Entities having jurisdiction; provided, however, that no representation or warranty is made in this Section 4.14 with regard to Taxes.
     Section 4.15 Preference Rights and Transfer Requirements. To Sellers’ Knowledge, no Preference Rights or Transfer Requirements shall be triggered in connection with the transactions contemplated by this Agreement. To Sellers’ Knowledge, (a) all Preference Rights that are applicable to the sale, assignment, encumbrance or other transfer of any Asset or the Ivory LP Interest or any interest therein or portion thereof and (b) all Transfer Requirements that are applicable to any sale, assignment, transfer or encumbrance of any Asset or the Ivory LP Interest or any interest therein or portion thereof are expressly identified and set forth in Section 4.15 of the Sellers’ Disclosure Schedule. To Sellers’ Knowledge, except for the Preference Rights and Transfer Requirements set forth on Section 4.15 of the Sellers’ Disclosure Schedule, none of the Interests, Assets or the Ivory LP Interest is subject to, and neither Seller, any Acquired Company nor any other Affiliate of Seller is bound by, any Preference Right or Transfer Requirement.
     Section 4.16 Special Warranty of Title.
     (a) The Acquired Companies have Defensible Title to the Properties.
     (b) None of the Partnership or any of its direct or indirect subsidiaries, including the Acquired Companies, has previously sold, conveyed, or transferred, or is subject to an enforceable agreement to sell, convey or transfer, any of the Additional Assets (or any interest therein), and the Additional Assets shall be free and clear of all Liens, other than Permitted Encumbrances, on the Closing Date.
     Section 4.17 Certain Liens. Except as set forth on Section 4.17 of the Sellers’ Disclosure Schedule, there are no Liens securing indebtedness for borrowed money or other obligations that cover any asset of any Acquired Company (including the Assets and the Ivory LP Interest) or the Interests.

     Section 4.18 No Other Business. Except for Existing Hedges and as set forth on Section 4.18 of the Sellers’ Disclosure Schedule, no Acquired Company has directly conducted any business or owned any asset or property other than the Assets, the Ivory LP Interest and the Excluded Assets.
ARTICLE V
ACKNOWLEDGMENTS AND DISCLAIMER
     Section 5.1 Acknowledgment of Third Party Records and Control. Buyer hereby agrees and acknowledges that the Additional Assets are managed by an Affiliate of Buyer pursuant to written agreement, and, therefore, Company does not control all books and records directly related to the Additional Assets and has limited access to such books and records or to the Additional Assets.
     Section 5.2 Third Party Right of Offset. Buyer hereby agrees and acknowledges that, prior to delivery to Company of any revenue attributable to the Additional Assets, an Affiliate of Buyer, as manager of the Additional Assets, has the right to deduct from the revenue attributable to such assets certain costs and fees, including third party costs reasonably incurred with respect to cost-bearing Additional Assets or the Ivory LP Interest.
     Section 5.3 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS WILL CONVEY TO BUYER THE INTERESTS WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM SELLERS, COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) COMPANY, (II) TITLE OF COMPANY IN AND TO THE ASSETS, (III) THE CONDITION OF THE ASSETS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE ASSETS, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH EXCEPT AS SET FORTH IN THIS AGREEMENT. IN PURCHASING THE INTERESTS, BUYER ACCEPTS THE ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR EXCEPT AS SET FORTH IN THIS AGREEMENT AND ACCEPTS THAT THE ADDITIONAL ASSETS ARE MANAGED BY A THIRD PARTY WITH RIGHTS SET FORTH IN A MANAGEMENT AGREEMENT AND AS ACKNOWLEDGED ABOVE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLERS, COMPANY, NOR THEIR RESPECTIVE CONSULTANTS, REPRESENTATIVES, OR AGENTS MAKES ANY REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE ASSETS, (B)

THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE ASSETS, (C) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE ASSETS OR ANY VALUE THEREOF OR (D) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH COMPANY OR THE PROPERTIES. BUYER AGREES THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS.”
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents to Sellers and Company that:
     Section 6.1 Organization. Buyer is validly existing and, if applicable, in good standing under the laws of the state of its formation.
     Section 6.2 Power and Authority. Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action of Buyer.
     Section 6.3 Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).
     Section 6.4 Non-Contravention. Neither the execution, delivery, and performance by Buyer of this Agreement nor the consummation by it of the transactions contemplated hereby do or will (a) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (c) violate any Applicable Law binding upon Buyer.
     Section 6.5 Approvals. Except for those already obtained, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby.
     Section 6.6 Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.
     Section 6.7 Financing. Other than contractual obligations to comply with cash-call procedures, Buyer has funds or commitments for such funds, and at the Closing Buyer will have such funds, as are necessary for the consummation by it of the transactions contemplated hereby.
     Section 6.8 Investment Experience. Buyer acknowledges that it can bear the economic risk of its investment in the Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.
     Section 6.9 Restricted Securities. Buyer understands that the Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Interests will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
     Section 6.10 Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.
     Section 6.11 Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business and the business of owning and operating oil, gas and mineral properties. Buyer has had access to the officers, consultants and other Representatives of Company, and the books, records, and files of Company relating to the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has conducted its own independent due diligence investigation, review and analysis of the Assets, and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Assets, and the value thereof.
     Section 6.12 Full Disclosure Regarding Additional Assets. Buyer, as the manager of or as an Affiliate of the manager of the Additional Assets and as the general partner of or as an Affiliate of the general partner of Ivory, acknowledges that, except as to matters relating to title or Liens, it is in a superior position to Sellers to have knowledge regarding the Additional Assets and the Ivory LP Interest. Buyer represents that it has provided Sellers with access to Buyer’s books, records, and files relating to the Additional Assets, the Ivory LP Interest and Ivory necessary for Sellers to make an informed decision as to whether to enter into this Agreement for the indirect sale of the Additional Assets and the Ivory LP Interest. Buyer represents that such books, records, and files, considered in connection with information generally available to a person actively engaged in the upstream oil and gas business, contain no untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading to a person actively engaged in the upstream oil and gas business. The information provided by Buyer to

Sellers and generally described in Section 6.12 of the Buyer’s Disclosure Schedule was as of the date provided, in all material respects, a fair and substantially complete description of the information purported to be so provided.
     Section 6.13 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which any Seller, any Acquired Company or any of their respective Affiliates may be or become liable.
ARTICLE VII
CONDUCT OF SELLERS AND ACQUIRED COMPANIES PENDING CLOSING
     Sellers covenant and agree with Buyer as follows:
     Section 7.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, from and after the date of execution of this Agreement and until Closing, and subject to the provisions of applicable oil and gas or other Mineral leases and other agreements, Sellers shall cause the Acquired Companies to carry on their respective businesses in the ordinary course of business consistent with past practice.
     Section 7.2 Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in Section 7.2 of the Sellers’ Disclosure Schedule, without the prior written consent of Buyer, prior to the Closing Sellers shall not sell, distribute or otherwise transfer any of the Interests, pledge or otherwise encumber any of the Interests, or directly or indirectly terminate or permit the termination of any NDA, and the Sellers shall not permit any Acquired Company to take, consent to or allow any of the following actions:
     (a) amend its Governing Documents;
     (b) issue, sell, or deliver any Equity Interest;
     (c) sell, distribute or otherwise transfer any Asset or the Ivory LP Interest, except for Hydrocarbons sold in the ordinary course of business consistent with past practice;
     (d) (i) declare, set aside, or pay any dividend or other distribution in respect of its Equity Interests (other than a distribution of cash); (ii) repurchase, redeem, or otherwise acquire any of its Equity Interests; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization;
     (e) (i) create or incur any indebtedness for borrowed money, or guarantee, assume or otherwise become liable or responsible for any indebtedness for borrowed money of any other person; (ii) make any loans, advances, or capital contributions to, or investments in, any other person; (iii) permit the pledge or other encumbrance of any of its Equity Interests; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except for Permitted Encumbrances arising in the ordinary course of business consistent with past practice);
     (f) hire any employee;
     (g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;
     (h) (i) amend any Tax Return or settle or compromise any Tax liability or enter into any agreement or preliminary settlement with any Taxing authority concerning Taxes; (ii) make or change any Tax election; or (iii) file with, or provide to, any Taxing authority any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;
     (i) pay, discharge, or satisfy any claim or other Liability, other than the payment, discharge, or satisfaction for cash, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Unaudited Financial Statements or incurred in the ordinary course of business consistent with past practice;
     (j) amend, modify, or change in any material respect any Company Contract; provided, that nothing in this Section 7.2 shall prohibit Company from entering into Hedges (which, if entered into will be terminated at or prior to Closing) or terminating or novating the Existing Hedges at or prior to Closing; or
     (k) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 7.2.
ARTICLE VIII
ADDITIONAL AGREEMENTS OF THE PARTIES
     Section 8.1 Access. Subject to the terms of Section 8.2, the acknowledgment in Section 5.1, and Article IX, between the date hereof and the Closing, Sellers will give, and will cause the Acquired Companies to give, Buyer and Buyer’s authorized Representatives reasonable access to Sellers’ and the Acquired Companies’ employees, offices, accounting and financial books, records, files and other similar documents and materials relating to the Assets or the Ivory LP Interest to the extent in the possession, custody or control of any Seller, Acquired Company or Affiliate thereof, and save and except for the Sales Information.
     Section 8.2 Confidentiality Agreement.
     (a) The confidentiality agreement dated October 23, 2009 between the Partnership and Black Stone Minerals Company, L.P., as amended, shall remain in effect through the Closing.
     (b) Sellers agree that after the Closing Date, any facts, information, know-how, processes, trade secrets, customer lists or confidential information that relate in any way to the Assets, the Ivory LP Interest or the Acquired Companies shall be maintained in confidence and shall not be divulged by Sellers or their respective Affiliates to any person unless and until the same shall become public knowledge (other than by disclosure in breach of this Section 8.2) or as required in the ordinary course of Sellers’, or any Affiliate of Sellers’, business after the Closing Date. In the event that Sellers or their respective Representatives or Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, then the Seller from whom (or from whose Representative or Affiliate) such information is requested will notify Buyer promptly of the request or requirement so that Buyer or an Acquired Company may seek an appropriate protective order or waive compliance with the provisions of this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller or its Representative or Affiliate is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, then the Seller or its Representative or Affiliate, as the case may be, may disclose the confidential information to the tribunal; provided, however, that Seller or its Representative or Affiliate, as the case may be, shall use commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate. Notwithstanding the foregoing, this Section 8.2 shall not prohibit any Affiliate of Seller from using any confidential information in such Affiliate’s capacity as a member of the Board or a committee thereof.
     Section 8.3 Reasonable Efforts. Except as otherwise provided in this Agreement, (a) Buyer will use commercially reasonable efforts to cooperate with Sellers to obtain any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party that are required in connection with the consummation of the transactions contemplated hereby; (b) the Parties will use commercially reasonable efforts to cooperate with each other to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; (c) the Parties will use commercially reasonable efforts to cause Sellers to sell and transfer to Buyer all of the Partnership’s “Minerals Business” as such term is described in the Partnership’s filings with the United States Securities and Exchange Commission; and (d) the Parties will use commercially reasonable efforts to defend, and to cooperate with each other in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.
     Section 8.4 Notice of Litigation. Until the Closing, (a) Buyer, upon learning of the same, shall promptly notify Sellers of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby, and (b) Sellers, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against any Seller or any Acquired Company and which affects this Agreement or the transactions contemplated hereby or any Proceeding which is commenced or threatened against any Acquired Company or with respect to any of the Assets or the Ivory LP Interest and which would have been listed in Section 4.8 of the Sellers’ Disclosure Schedule if such Proceeding had arisen prior to the date hereof.
     Section 8.5 Notification of Certain Matters. Sellers shall give prompt notice to Buyer of: (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by Sellers in Article III or

Article IV to be untrue or inaccurate at or prior to the Closing, and (b) any failure of Sellers to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Sellers hereunder prior to Closing. Buyer shall give prompt notice to Sellers of: (A) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article VI to be untrue or inaccurate at or prior to the Closing, and (B) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing. The delivery of any notice pursuant to this Section 8.5 shall not be deemed to: (x) modify the representations or warranties hereunder of the Party delivering such notice, or such Party’s respective Disclosure Schedule, (y) modify the conditions set forth in Article X, or (z) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
     Section 8.6 Taxes.
     (a) Tax Indemnity; Prorations.
     (i) Notwithstanding any other provision of this Agreement to the contrary, including the provisions of Article XII, Sellers shall jointly and severally be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Buyer Indemnities and the Acquired Companies from and against any and all Damages that result from, arise out of, relate to, is in the nature of, or is caused by, any one or more of the following:
     (A) all Taxes imposed on, or pertaining or attributable to, any of the Acquired Companies for the Pre-Closing Tax Period;
     (B) a breach of any of the representations or warranties contained in Section 4.9;
     (C) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Acquired Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation sections 1.1502-6 or 1.1502-78(b)(2) or any analogous or similar state, local, or foreign law;
     (D) any and all Taxes of any person imposed on any of the Acquired Companies as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; and
     (E) any breach or nonperformance of any covenant or agreement of Sellers under this Agreement that relates to Taxes.
Buyer shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Damages that result from, arise out of, relate to, is in the nature of, or is caused by, all Taxes (except income Taxes) imposed on, or pertaining or attributable to, any of the Acquired Companies for all periods after the Pre-Closing Tax Period, and any breach or nonperformance of any covenant or agreement of Buyer under this Agreement that relates to Taxes (except income Taxes). Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of Sellers and Buyer contained in this Section 8.6(a)(i) are separate and apart from the obligations of Sellers and Buyer contained Article XII and are not subject to the limitations on the amount of indemnification contained in Article XII.
     (ii) For purposes of Section 8.6(a)(i)(A), the following provisions shall apply:
     (A) In the case of any Tax of any of the Acquired Companies that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 8.6(a)(ii)(B) or Section 8.6(a)(ii)(C), and pertains or is attributable to any taxable period that includes (but does not end on) the day before the Effective Date (a “Straddle Period”), the amount of such Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the day before the Effective Date;
     (B) In the case of any liability for any real property, personal property, ad valorem and similar Taxes (“Property Tax”) attributable to a Straddle Period, the amount of such Property Tax attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the day before the Effective Date, and the denominator of which is the number of days in such Straddle Period; and
     (C) For purposes of the Texas franchise Tax, (I) the entire amount of the Texas franchise Tax imposed on any of the Acquired Companies for any privilege period beginning before January 1, 2010, whether based on taxable capital, earned surplus, or taxable margin, shall be attributable to the Pre-Closing Tax Period, and (II) for any privilege period beginning on or after January 1, 2010, the portion of the Texas franchise Tax imposed on each of the Acquired Companies that is attributable to the Pre-Closing Tax Period shall equal the amount that would be owed if each of the Acquired Companies filed a final franchise tax report in accordance with Section 171.0011 of the Texas franchise Tax that is based on its business activity and computed on the period beginning on the day after the last day for which a Texas franchise Tax was computed on a previous report under Chapter 171 of the Texas franchise Tax that included such Acquired Company and ending on the day before the Effective Date.
     (b) Responsibility for Filing Tax Returns and Paying Taxes. Sellers shall prepare and timely file all Tax Returns required to be filed by or with respect to the Acquired Companies (including Texas franchise Tax reports that include items of the Acquired Companies through the Closing Date, and, if required by the Texas Franchise Tax Code, including the Acquired Companies on the Texas Franchise Tax combined group report of the Partnership) on or before the Closing Date and shall cause the Acquired Companies to timely pay all Taxes shown to be due on such Tax Returns. Buyer shall prepare and file all other Tax Returns required to be filed by or with respect to the Acquired Companies and shall cause the Acquired Companies to timely pay all Taxes shown to be due on such Tax Returns. With respect to any Tax Return for a Straddle Period that only includes the Acquired Companies, Buyer shall provide a copy of each such Tax Return at least twenty (20) days before the due date for such Tax Return along with a computation of the allocations of Tax, if any, to Sellers in accordance with the principles of Section 8.6(a)(ii). Prior to the filing of such Tax Returns, Buyer shall make any revisions or adjustments reasonably requested by Sellers. Five (5) days before the due date for such a Tax Return, Sellers shall pay Buyer the excess, if any, of the Sellers’ share of the Taxes for such Straddle Period over the amount of such Taxes previously paid by Sellers or otherwise taken into account in calculation of the Purchase Price. Buyer and Sellers shall each provide the other with all information reasonably necessary to prepare a Tax Return. Buyer agrees not to amend the Company’s previously filed Tax Returns without the prior written consent of both Sellers, which consent shall not be unreasonably withheld.
     (c) Responsibility for Tax Audits and Contests.
     (i) If notice of any action, suit, investigation, or audit by any Governmental Authority with respect to Taxes of any of the Acquired Companies (a “Tax Claim”) is received by Buyer or any of the Acquired Companies after the Closing for which Sellers may reasonably be expected to be liable pursuant to Section 8.6(a), Buyer shall notify the Sellers in writing of such Tax Claim; provided, however, that the failure to give such notice as provided herein shall not relieve Sellers of their obligations under Section 8.6(a) except to the extent that the Sellers are actually and materially prejudiced thereby.
     (ii) Sellers shall control any audit or contest with respect to Taxes for taxable periods that end before the Effective Date; provided, (A) Sellers shall keep Buyer reasonably informed and consult in good faith with Buyer and its advisors with respect to any issue relating to such audit or contest; (B) Buyer shall have the right to consent to the selection of counsel or other advisors in connection with such audit or contest, which consent shall not be unreasonably withheld; (C) Sellers shall provide Buyer with copies of all correspondence, notices and other written materials received from the Taxing authority and shall otherwise keep Buyer and its advisors advised of significant developments in the audit or controversy and of significant communications involving representatives of the Taxing authority; (D) Sellers shall provide Buyer with a copy of any written submission to be sent to a Taxing authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that Buyer or its advisors may have with respect thereto; and (E) there will be no settlement, resolution, or closing or other agreement with respect to such audit or contest without the consent of Buyer, which shall not be unreasonably withheld. Buyer shall control any audit or contest with respect to Taxes for taxable periods that begin on or after the Effective Date. Buyer and Sellers shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes
     (d) Tax Refunds. Sellers shall be entitled to any refund of Taxes of the Acquired Companies that are solely attributable to any Tax period ending before the Effective Date. Buyer shall be entitled to all other refunds of Taxes of the Acquired Companies except that refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of

Buyer and Sellers. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within two (2) Business Days after receipt.
     (e) Transfer Taxes. Buyer shall be responsible for all state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. Buyer and Sellers shall cooperate with each other to obtain an exemption from any such Taxes.
     (f) Purchase Price Allocation. Within a reasonable period of time after the Closing, Buyer shall deliver its proposed Allocation (as defined below) to Sellers. Sellers and Buyer shall thereafter use commercially reasonable efforts to agree on the Allocation. The Purchase Price (together with the liabilities of Company assumed by the Buyer) shall be allocated among the assets of Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Applicable Law, as appropriate) (the “Allocation”). Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation. If after the Closing the Purchase Price is adjusted as a result of any indemnity payments made pursuant to this Agreement, Sellers shall prepare such adjustment to the Allocation which adjustment shall be submitted to Buyer, and Sellers and Buyer shall use their commercially reasonable efforts to agree on the final adjustment within 30 days after the indemnity payment is made. Buyer and its Affiliates shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Sellers may reasonably request in preparing any required adjustment to the Allocation. If, contrary to the intent of the Parties hereto as expressed in this Section 8.6(f), any Taxing authority makes or proposes an allocation different from the Allocation determined hereunder, Sellers and Buyer shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the Party (or Parties) adversely affected by such allocation (or proposed allocation), the other Party (or Parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.
     (g) Disputes over Tax Provisions; Cooperation. The Accounting Referee shall resolve any dispute between Buyer and Sellers over the calculation of Taxes and under this Section 8.6. Each of Buyer and Sellers will provide the other Party with such information and records and make such of its Representatives available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to Acquired Companies.
     (h) Survival. Notwithstanding any provision of this Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Taxes covered by this Agreement shall survive the Closing until thirty (30) calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Taxes (the “Tax Survival Period”); provided, that any representation, warranty, covenant, agreement, right or obligation that is the subject of a claim for indemnification hereunder which claim was made prior to the expiration of the Tax Survival Period shall survive with respect to such claim until such claim is finally paid or adjudicated.

     (i) Tax Treatment of the Transaction. As a result of the Acquired Companies being disregarded as entities separate from Partnership for U.S. federal income Tax purposes, Sellers and Buyer agree to treat the purchase and sale of the Interests as a sale of the assets, subject to the liabilities, of the Acquired Companies by the Partnership to Buyer for U.S. federal income Tax purposes. Buyer and Sellers agree to report and file their U.S. federal income Tax Returns (and applicable state, local, and foreign Tax Returns) in all respects and for all purposes consistent with such treatment.
     Section 8.7 Fees and Expenses. All fees and expenses incurred in connection with this Agreement by Sellers or any Acquired Company will be borne by and paid by Sellers. All expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer; provided, that if the Partnership becomes liable to Eagle Rock Holdings, L.P. for the Termination Fee (as defined in the Securities Purchase Agreement) pursuant to the first sentence of Section 10.2(b) of the Securities Purchase Agreement, Buyer shall be reimbursed for all its reasonable fees and expenses incurred in connection with this Agreement or the transactions contemplated hereby.
     Section 8.8 Public Announcements. Except as may be required by Applicable Law, including under the rules of any stock or commodities exchange, neither Buyer or any of its respective Affiliates, on the one hand, nor the Partnership or any of its direct or indirect subsidiaries, on the other hand, shall issue any press release or otherwise make any statement to the public generally (other than any proxy statement filed by the Partnership with the Securities and Exchange Commission pursuant to the Exchange Act) with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other Party.
     Section 8.9 Books and Records. At or promptly after Closing, Sellers shall deliver to Buyer all records pertaining to the Acquired Companies (other than those pertaining to the Excluded Assets) or the Assets or Ivory LP Interest that are under the control of Sellers or any of their Affiliates, including original minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, Permits and Leases, and all regulatory, environmental, tariff, financial, audit, and Tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information, including all documents supporting such reports, returns, filings, correspondence and memoranda, but exclusive of any Sales Information. Buyer will preserve all records so delivered by Sellers for a period of six years following the Closing and will allow Sellers reasonable access to such records at all reasonable times for a purpose reasonably related to (i) Sellers’ ownership of the Interests or (ii) the performance by Sellers of their obligations, and the enforcement by Sellers of their rights, hereunder.
     Section 8.10 Tax Deferred Exchange. Buyer hereby acknowledges that Sellers may elect to structure the disposition of the Interests as a “like-kind” exchange under Code Section 1031 (“Exchange”) which will not delay the Closing or cause additional liability or expense to Buyer. In connection with an Exchange, Sellers’ rights under this Agreement may be assigned to a “qualified intermediary” (as defined by Treasury Regulation Section 1.1031(k)-1(g)(4)) for the purpose of completing the Exchange. Buyer agrees to cooperate, at no cost to Buyer, with Sellers and the qualified intermediary (including by executing documents) in a manner necessary to timely complete the Exchange. The purchase and sale of the Interests shall not be contingent or otherwise subject to the consummation of the Exchange. All representations, warranties, covenants, and indemnification obligations of the Parties to one another, whether set forth in this Agreement or otherwise, existing at law or in equity, shall not be affected by the Exchange. Sellers shall indemnify, defend, and hold harmless Buyer from and against any and all costs, expenses, and claims relating to its cooperation arising out of an Exchange, which indemnity shall survive Closing indefinitely.
     Section 8.11 Excluded Assets; Excluded Liabilities. Prior to the Closing, Sellers shall cause the Acquired Companies to convey, transfer and assign, without warranty and at Sellers’ cost, (a) 100% of the ownership of the Excluded Subsidiaries and (b) the assets described in Exhibit 8.11, including all rights to the name “Eagle Rock”, “EROC” and their derivatives (collectively, the “Excluded Assets”), to an entity established by Sellers or their Affiliates (the “New Entity”). The conveyance of the Excluded Assets shall provide that the New Entity shall assume any and all of the Acquired Companies’ Liabilities not attributable to or arising from the Assets (except as provided for in Sections 8.12 and 8.13) or the Ivory LP Interest, whether arising before, on or after the Closing Date (“Excluded Liabilities”), and provide for Sellers’ and Partnership’s absolute and unconditional guarantee of New Entity’s assumption obligations. The conveyances, assumptions and guarantees described above shall be pursuant to documents reasonably acceptable to Buyer. All of the Acquired Companies’ indebtedness for borrowed money and all of the Acquired Companies’ Liabilities in respect of the borrowed money indebtedness of any person other than an Acquired Company shall constitute Excluded Liabilities.
     Section 8.12 Amendment to Company’s Certificate of Limited Partnership. Immediately after the Closing, Buyer, at Buyer’s sole cost and expense, shall file an amendment to Company’s certificate of limited partnership in a form reasonably acceptable to Sellers that provides for a change in the name of Company, which name does not contain the words “Eagle Rock”, “EROC” or any derivative thereof.
     Section 8.13 Logos and Names. As soon as practicable after the Closing, Buyer, at Buyer’s sole cost and expense, will remove or cause to be removed the names and marks used by Company and all variations and derivatives thereof and logos relating thereto, if any, from the Assets, in each case only if containing the words “Eagle Rock,” “EROC” or any derivative thereof.
     Section 8.14 Competing Proposals.
     (a) Sellers will not, and they will cause their Representatives not to, directly or indirectly, (i) solicit the submission of any Competing Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Competing Proposal. Subject to the limitations in Section 8.14(b), nothing contained in this Agreement will prohibit Sellers or any of their Affiliates or Representatives from (A) furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Competing Proposal which did not result from a breach of this Section 8.14 (a “Receiving Party”) if the Board or the Conflicts Committee determines that furnishing such information to, or entering into or participating in discussions or negotiations with, any such Person is likely to be in the best interests of the

Partnership or the Non-Affiliated Unitholders or (B) taking and disclosing a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.
     (b) Sellers will not provide any Receiving Party in respect of a Competing Proposal with any non-public information or data pertaining to the Acquired Companies or any of the Assets (the “Non-Public Information”) unless (i) Sellers have complied with all of their obligations under this Section 8.14, (ii) the Board or the Conflicts Committee determines that the provision of such Non-Public Information to the Receiving Party is likely to be in the best interests of the Partnership or the Non-Affiliated Unitholders, and (iii) Sellers have first required the Receiving Party to execute and deliver a confidentiality agreement with terms deemed reasonable in good faith by the Conflicts Committee. Sellers will promptly provide or make available to the Buyer any Non-Public Information that is provided or made available to any Receiving Party pursuant to this Section 8.14 which was not previously provided or made available to the Buyer.
     Section 8.15 Termination or Novation Existing Hedges. Prior to the Closing, the Sellers shall cause all Existing Hedges to be terminated or novated without cost, expense or detriment to any Acquired Company, any Asset or the Ivory LP Interest.
     Section 8.16 Related Party Transactions. Prior to the Closing, Sellers shall cause (i) all intercompany loans or advances between any Acquired Company and any Seller or Affiliate thereof to be satisfied in full and (ii) any contract or agreement between any Acquired Company and any Seller or Affiliate thereof to be terminated without any further Liability of any Acquired Company thereunder.
     Section 8.17 Release of Liens. Prior to the Closing, Sellers shall cause all Liens set forth, or required to be set forth, in Section 4.17 of the Sellers’ Disclosure Schedule, other than Permitted Encumbrances, to be released.
     Section 8.18 Conduct of Buyer. Buyer covenants that, from the date of this Agreement and through and including the Closing Date, Buyer will cause Ivory to carry on its business in the ordinary course of business consistent with past practice and will manage Ivory, or cause Ivory to be managed, in a manner consistent with past practice, including with respect to the timing and determination of distributions. Buyer covenants that, from the date of this Agreement and through and including the Closing Date, Buyer will manage the Additional Assets, or cause the Additional Assets to be managed, in the ordinary course of business consistent with past practice.
ARTICLE IX
BUYER’S INDEMNIFICATION FOR DUE DILIGENCE
     Section 9.1 Buyer Indemnification. In connection with the conduct of any due diligence investigation of Company and the Assets and in consideration of Company’s covenant under Section 8.1, Buyer hereby INDEMNIFIES and SHALL DEFEND AND HOLD Company, Sellers, Affiliates thereof, and their respective owners, officers, directors, employees, agents, Representatives, contractors, successors, and permitted assigns HARMLESS from and against any and all claims to the extent arising from Buyer’s inspecting and observing the Assets, if any, including the following: (a) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and Representatives, and damage to the property of Buyer or others acting on behalf of Buyer, except for injuries or death caused by the gross negligence or willful misconduct of Company (prior to Closing), Sellers, Sellers’ Affiliates or their respective officers, directors, stockholders, managers, partners, employees, contractors, agents, consultants, or Representatives; (b) claims for personal injuries to or death of employees of Company, Sellers or third parties, and damage to the property of Company or third parties, to the extent caused by the negligence, gross negligence, or willful misconduct of Buyer; and (c) liens or encumbrances for labor or materials. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
ARTICLE X
CONDITIONS TO OBLIGATIONS OF THE PARTIES
     Section 10.1 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of Buyer contained in Article VI shall be true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of the date made and on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of such specified date.
     (b) Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (c) Sellers shall have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions set forth in Sections 10.1(a) and (b) have been satisfied.
     (d) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates any of the Transactions.

     (e) The Required Unitholder Approvals shall have all been obtained.
     (f) Sellers shall have received all other agreements, instruments and documents which are required to be executed or delivered by Buyer to Sellers at the Closing pursuant to Section 2.2(b).
     Section 10.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:
     (a) Each of the representations and warranties of Sellers contained in Article III and Article IV shall be true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of the date made and on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of such specified date.
     (b) Sellers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.
     (c) Buyer shall have received certificates executed by a duly authorized officer of each Seller dated the Closing Date, representing and certifying on behalf of each Seller that the conditions described in Sections 10.2(a) and (b) have been satisfied.
     (d) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates any of the Transactions.
     (e) Buyer shall have received an assignment executed and delivered by each Seller of the Interests, which assignments shall be substantially in the forms of the instruments attached as Exhibit 10.2(e) in all material respects.
     (f) Sellers shall have delivered to Buyer a non-foreign affidavit, properly executed by the Partnership, as such affidavit is referred to in Section 1445(b)(2) of the Code and in a form prescribed by Treasury Regulations under Section 1445 of the Code, stating that the Partnership is not a “foreign person” within the meaning of Section 1445 of the Code.
     (g) Buyer shall have received all other agreements, instruments and documents which are required to be executed or delivered by Sellers to Buyer at the Closing pursuant to Section 2.2(a).

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
     Section 11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
     (a) by mutual written consent of Sellers and Buyer; or
     (b) by either Sellers or Buyer, if:
     (i) the Closing shall not have occurred on or before the Outside Date, unless such failure to close shall be due to a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this clause (i); or
     (ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable.
In addition, this Agreement will terminate automatically at any time prior to the Closing, with no further action by Sellers or Buyer, upon the termination of the Securities Purchase Agreement pursuant to its terms. Sellers do hereby covenant and agree to provide Buyer prompt written notice of any such termination of the Securities Purchase Agreement.
     Section 11.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1 by Sellers, on the one hand, or Buyer, on the other, as applicable, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of any termination of this Agreement pursuant to Section 11.1 (including, without limitation, an automatic termination), this Agreement shall become void and have no effect, except that the agreements contained in Article IX, this Article XI, Sections 8.2, 8.7, 8.8, 13.1, and 13.5 and, to the extent applicable, Article XIV, shall survive the termination hereof. If this Agreement is terminated by Sellers pursuant to Section 11.1(b)(i) (and Buyer is in material breach of this Agreement), Sellers shall be entitled to receive the Deposit and Buyer shall promptly direct the Escrow Agent to deliver same to Sellers. If this Agreement is terminated under Section 11.1 for any other reason, Buyer shall be entitled to receive the Deposit and Sellers shall promptly direct the Escrow Agent to deliver same to Buyer. If this Agreement is terminated by Buyer pursuant to Section 11.1(b)(i) and Sellers are in material breach of this Agreement, Buyer shall be entitled to all rights and remedies available to it at law or in equity.
     Section 11.3 Amendment.
     (a) This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the Parties.

     (b) Notwithstanding Section 11.3(a), if Sellers become aware at any time before the Closing Date that Sellers’ Disclosure Schedule was inaccurate or incomplete when delivered or has become inaccurate or incomplete as a result of subsequent events, Sellers will promptly (but no less than five Business Days before the Closing Date) deliver to Buyer an amendment or supplement to Sellers’ Disclosure Schedule; provided, however, that:
     (i) if such amendment or supplement is based on events or matters that arose before the date of this Agreement, or events or matters that arose after the date of this Agreement and that were not expressly permitted to occur under this Agreement, no such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section 10.2(a) or for purposes of determining compliance with Sellers’ representations and warranties and indemnification therefor under Section 12.2; and
     (ii) if such amendment or supplement is based on events or matters that arise after the date of this Agreement that are expressly permitted to occur under this Agreement, such amendment or supplement shall be immediately effective and Sellers’ Disclosure Schedule shall be read for all purposes as so amended or supplemented; provided, however, that no such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section 10.2(a).
     Section 11.4 Waiver. Sellers, on the one hand, or Buyer, on the other, may (but shall have no obligation to): (a) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (b) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
ARTICLE XII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION
     Section 12.1 Survival.
     (a) The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely unless otherwise specified in this Agreement. The representations and warranties of the Parties contained in this Agreement (other than those in Sections 4.9 and 4.11, which shall survive the Closing until thirty (30) calendar days after the expiration of all statutes of limitations (including any and all extentions thereof) applicable to the matters covered thereby) shall survive the Closing until March 31, 2011.

     (b) No Party shall have any indemnification obligation pursuant to this Article XII or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the Party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or prior to the expiration of the survival periods described above. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the Party delivering such notice became aware of the existence of such claim.
     Section 12.2 Indemnification by Sellers.
     (a) Subject to the terms and conditions of this Article XII, from and after the Closing Date, but not before the Closing Date, Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, Liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ and experts’ fees and expenses), of any nature whatsoever (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by the Buyer Indemnitees, directly or indirectly, by reason of or to the extent resulting from any breach of (i) Sellers’ representations and warranties contained in Articles III or IV; provided, however, that for purposes of determining whether any such representation or warranty has been breached, any materiality qualifier contained therein shall be disregarded, or (ii) Sellers’ covenants and agreements contained in this Agreement.
     (b) Subject to the terms and conditions of this Article XII, from and after the Closing Date, but not before the Closing Date, Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Buyer Indemnitees, directly or indirectly, by reason of or to the extent resulting from or related to the Excluded Liabilities.
     Section 12.3 Indemnification by Buyer. Subject to the terms and conditions of this Article XII, from and after the Closing Date, but not before the Closing Date, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Seller Indemnitees, directly or indirectly, by reason of or to the extent resulting from (i) any breach by Buyer of its representations and warranties or covenants and agreements contained in Article VI, and (ii) except to the extent such Damages are covered by Sellers’ indemnification obligations in Section 12.2, the ownership and operation of the Acquired Companies and the Assets, whether before or after the Closing Date.
     Section 12.4 Indemnification Proceedings. In the event that any claim or demand for which a Party (an “Indemnifying Party”), would be liable to the other Party (an “Indemnified Party”) under Section 12.2 or Section 12.3 is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure to so notify the

Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XII, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 20 days from receipt of the above notice from the Indemnified Party (in this Section 12.4, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem reasonably necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (and appropriate local counsel) to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld or delayed).
     Section 12.5 Exclusivity. The Parties agree that in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by Sellers pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto, except as otherwise provided herein the only relief and remedy available to Buyer after the Closing Date in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and subject to the terms and provisions of this Article XII.
     Section 12.6 Limited To Actual Damages. THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES PURSUANT TO THIS ARTICLE XII SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES, PROVIDED THAT ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES RECOVERED BY A THIRD PARTY (INCLUDING A GOVERNMENTAL ENTITY, BUT EXCLUDING ANY AFFILIATE OF ANY PARTY) AGAINST A PARTY ENTITLED TO INDEMNITY PURSUANT TO THIS ARTICLE XII SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE UNDER SUCH INDEMNITY.

     Section 12.7 Indemnification Despite Negligence. It is the express intention of the Parties that each Party be indemnified pursuant to this Article XII shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article XII, notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence (other than gross negligence) of such Party and regardless of whether any other party (including the other Party) is or is not also negligent. The Parties acknowledge that the foregoing complies with the express negligence rule and is conspicuous.
     Section 12.8 Tax Treatment of Indemnification Payments. Except as otherwise required by Applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.
     Section 12.9 Limits on Liability for Certain Representations and Warranties.
     (a) Notwithstanding anything herein to the contrary, Buyer shall not be entitled to any indemnity under Section 12.2(a)(i) for Damages resulting from any claim the amount of which is less than twenty-five thousand dollars ($25,000) (the “De Minimis Threshold”), and if less than such De Minimis Threshold such claim shall not be subject to indemnity hereunder. Furthermore, Buyer will not be entitled to indemnity under Section 12.2(a)(i) for Damages resulting from claims that exceed the De Minimis Threshold until the aggregate amount of all such claims exceeds five million one hundred thousand dollars ($5,100,000) (the “Basket Amount”), after which Buyer shall be entitled to indemnity for all Damages in excess of one million seven hundred thousand dollars ($1,700,000).
     (b) Notwithstanding anything herein to the contrary, Sellers shall have no obligation or liabilities under Section 12.2(a)(i) with respect to any Damages suffered by Buyer, in the aggregate, in excess of seventeen million dollars ($17,000,000).
     (c) Notwithstanding anything herein to the contrary, no indemnification shall be required to be made by Sellers pursuant to this Article XII with respect to any Damages arising out of or resulting from the breach of any representation or warranty contained in Article III or Article IV if Buyer had Knowledge as of the date hereof of the event, occurrence, condition, or circumstance constituting such breach.
     (d) In the event of any conflict between Section 12.4 and Section 12.9, with respect to Sellers’ indemnification obligations, this Section 12.9 shall control.
     (e) EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION AND REMEDIES SET FORTH IN THIS ARTICLE XII SHALL, FROM AND AFTER THE CLOSING, CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF BUYER WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT; PROVIDED THAT NOTHING IN THIS SECTION 12.9 SHALL PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE OR EQUITABLE RELIEF IN PURSUIT OF ITS INDEMNIFICATION CLAIMS UNDER THIS ARTICLE XII.

ARTICLE XIII
MISCELLANEOUS
     Section 13.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by a recognized prepaid overnight courier service (which provides a receipt), or (d) sent by facsimile transmission or email (followed by delivery under the methods provided in either clause (a) or clause (b) above), with receipt confirmed by facsimile machine or return email, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):
If to Sellers:
Eagle Rock Pipeline GP, LLC and EROC Production, L.P.
c/o Eagle Rock Energy Partners, L.P.
Mailing Address:  P. O. Box 2968
Houston, Texas 77252-2968
Physical Address: 1415 Louisiana Street
The Wedge Tower, Suite 2700
Houston, Texas 77002
Attention: Charles C. Boettcher
Facsimile No.: 281-408-1302
Email: c.boettcher@eaglerockenergy.com
With a copy to (which shall not constitute notice to Sellers):
Eagle Rock Energy Partners, L.P.
Mailing Address:  P. O. Box 2968
Houston, Texas 77252-2968
Physical Address: 1415 Louisiana Street
The Wedge Tower, Suite 2700
Houston, Texas 77002
Attention: Alfredo Garcia
Facsimile No.: 281-408-1302
Email: a.garcia@eaglerockenergy.com
Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: Thomas R. Lamme
Facsimile No.: 832-397-8067
Email: thomas.lamme@tklaw.com

If to Buyer:

BSAP II GP, L.L.C.
c/o Black Stone Minerals Company, L.P.
1001 Fannin, Suite 2020
Houston, Texas 77002
Attention: Hallie A. Vanderhider
Facsimile No.: (713) 658-0943
Email: hvanderhider@blackstoneminerals.com
With a copy to (which shall not constitute notice to Buyer):
Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Gene G. Lewis
Facsimile No.: (713) 651-5246
Email: glewis@fulbright.com
     Such notices, requests, demands, and other communications shall be effective upon receipt.
     Section 13.2 Entire Agreement. This Agreement, together with the Sellers’ Disclosure Schedule, Exhibits, and other writings referred to herein or delivered pursuant hereto, and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
     Section 13.3 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. Notwithstanding anything herein provided to the contrary, Sellers acknowledge and agree that Buyer shall have the right to assign all or any portion of or interest in this Agreement to any Affiliate of Buyer; provided that nothing herein shall relieve Buyer from any of its obligations hereunder and that Buyer unconditionally guarantees performance of all actions hereunder and payment of all amounts required to be paid hereunder. Except as provided in Article XII, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 13.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.
     Section 13.5 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE INTERPRETATION OR ENFORCEMENT HEREOF SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION SITTING WITHIN THE CITY OF HOUSTON, COUNTY OF HARRIS, TEXAS. IN SUCH EVENT, SUCH PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF HOUSTON, COUNTY OF HARRIS, AND STATE OF TEXAS WITH RESPECT TO ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT.
     Section 13.6 Further Assurances. From time to time following the Closing, at the request of any Party and without further consideration, the other Party or Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.
     Section 13.7 Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively one instrument. It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each such Party. This instrument may be validly executed and delivered by facsimile or other electronic transmission.
     Section 13.8 Injunctive Relief. Subject to Section 12.5, the Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, unless a remedy is otherwise specified herein, the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Parties may be entitled under this Agreement or at law or in equity.
ARTICLE XIV
DEFINITIONS AND REFERENCES
     Section 14.1 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 14.1 or in the section, subsections or other subdivisions referred to below:

     “Additional Assets” means those assets listed or referenced on Exhibit B and B-1 which Company owns but which are managed by a third party under a management agreement or separate entity agreement.
     “Affiliate” means any person directly or indirectly controlling, controlled by or under common control with a person.
     “Agreement” means this Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.
     “Amended Partnership Agreement” means an amendment and restatement of the Partnership Agreement substantially in the form set forth on Exhibit B to the Securities Purchase Agreement.
     “Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.
     “Approval Date” means the date upon which the Required Unitholder Approvals have all been obtained.
     “Assets” means, collectively, the Properties and the Additional Assets.
     “Board” means the board of directors of G&P, LLC, the general partner of the general partner of the Partnership.
     “Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.
     “Buyer Indemnitees” means Buyer, its Affiliates (including the Acquired Companies after Closing), and their respective officers, directors, stockholders, managers, partners, employees, agents, and Representatives.
     “Buyer’s Disclosure Schedule” means that certain Buyer’s Disclosure Schedule dated as of even date herewith furnished by Buyer to Sellers contemporaneously with the execution and delivery of this Agreement.
     “Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.
     “Combined Group” shall have the meaning set forth in Section 3.590(b) of the Texas Administrative Code (or any successor provision).
     “Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts that could require a person to issue any of its Equity Interests or to sell any Equity Interests it owns in another person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a person or owned by a person; (c)

statutory pre-emptive rights or pre-emptive rights granted under a person’s Governing Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a person.
     “Common Units” means common units representing limited partner interests in the Partnership.
     “Competing Proposal” means any proposal, offer or inquiry from or by any person, other than the NGP Parties and their Affiliates or Buyer and its Affiliates, relating to (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving the Company, or (ii) the acquisition of, in any manner, directly or indirectly, all or substantially all of the Equity Interests in the Company or the Assets.
     “Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Partnership and Blackstone Minerals Company, L.P. dated October 23, 2009.
     “Conflicts Committee” means the conflicts committee of the Board.
     “Defensible Title” means such record title to the Properties which subject to Permitted Encumbrances (i) entitles Company to receive, without suspension, reduction or termination, not less than the percentage set forth in Exhibit A-1 as the Company’s net revenue interest of all Hydrocarbons produced, saved and marketed from the Properties, and (ii) is free and clear of all Liens, except Permitted Encumbrances.
     “Disclosure Schedule” means the Sellers’ Disclosure Schedule or the Buyer’s Disclosure Schedule.
     “Dollars” or “$” means U.S. Dollars.
     “Effective Date” means 12:01 a.m., Houston, Texas time on January 1, 2010.
     “Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials).
     “Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar person, any and all units, interests or other partnership or limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Escrow Agent” means Wells Fargo Bank, N.A.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended
     “Excluded Subsidiaries” means all persons in which Company owns any Equity Interest other than Sub and Ivory.
     “Existing Hedges” means all commodity Hedges entered into prior to Closing to which any Acquired Company is a party or bound or by which any assets of any Acquired Company are affected.
     “G&P, LLC” means Eagle Rock Energy G&P, LLC, a Delaware limited liability company.
     “GAAP” means generally accepted accounting principles in the United States of America from time to time, applied on a consistent basis throughout the periods involved.
     “Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a corporation, the certificate of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement, in each case as such may have been amended from time to time.
     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).
     “Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under CERCLA, (b) any Hydrocarbons, petroleum or petroleum products, (c) radioactive materials, urea formaldehyde, asbestos and PCBs and (d) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.
     “Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Minerals or securities.
     “Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products extracted, separated, processed and produced therefrom.
     “IRS” means the Internal Revenue Service.
     “Ivory” means Ivory Working Interests, L.P., a Delaware limited partnership
     “Ivory LP Interest” means a 13.2% limited partner interest in Ivory.

     “Knowledge” of a specified person (or similar references to a person’s Knowledge) means all information actually known to (a) in the case of Sellers, the individuals listed in Section 14.1 of the Sellers’ Disclosure Schedule and (b) and in the case of Buyer, the individuals listed in Section 14.1 of the Buyer’s Disclosure Schedule.
     “Leases” means Hydrocarbon or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Minerals and other minerals, and contractual rights to acquire any such of the foregoing, which have been earned by performance, in each case, in which any Acquired Company has an interest.
     “Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
     “Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.
     “Management Agreement” means that certain Management and Executive Rights Agreement by and among Black Stone Minerals Company, L.P., Black Stone Ivory Acquisitions Partners, L.P., Black Stone Ivory Working Interests, L.L.C. and the Other Parties Hereto, dated as of June 29, 2004.
     “NGP Parties” shall have the meaning assigned to such term in the Securities Purchase Agreement.
     “Non-Affiliated Unitholders” means holders of Common Units other than the general partner of the Partnership and its Affiliates (including the NGP Parties and their respective Affiliates).
     “Outside Date” means the later of June 30, 2010 or the fifth Business Day after the Termination Date (as defined in the Securities Purchase Agreement).
     “Ownership Period” means from and after April 30, 2007, through, but not including, the Closing Date.
     “Partnership” means Eagle Rock Energy Partners, L.P., a Delaware limited partnership.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 27, 2006.
     “Partnership Agreement Amendment” means an amendment of the Partnership Agreement substantially in the form set forth as Exhibit A to the Securities Purchase Agreement.
     “Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.
     “Permitted Encumbrances” means:

     (a) Liens for Taxes which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;
     (b) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Assets, which obligations are not yet due and pursuant to which no Acquired Company is in default;
     (c) mechanic’s and materialman’s Liens relating to the Assets, which obligations are not yet due and pursuant to which no Acquired Company is in default;
     (d) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of Assets without any adjustment in purchase price and do not decrease any Acquired Company’s net revenue interest from that set forth on Exhibit A or A-1 or materially affect the value, use or operation of any property encumbered thereby;
     (e) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance;
     (f) preferential rights to purchase and consent to transfer requirements of any person not triggered by the consummation of the transactions contemplated herein or with respect to which such consents have been obtained and the preferential purchase rights have been waived or expired without exercise;
     (g) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Asset;
     (h) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;
     (i) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings;
     (j) defects or irregularities in title which for a period of 3 years or more has not delayed or prevented Company (or Company’s predecessor, if owned by Company less than 3 years) from receiving its royalty interest share of the proceeds of production from any Unit or Well;
     (k) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 3 years or more;

     (l) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, any obligations or duties affecting the Assets owed to any municipality or public authority with respect to any Permit and all applicable laws, rules, regulations and orders of the United States and the state, county, city and political subdivisions in which the Assets are located and that exercises jurisdiction over such Assets, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Assets;
     (m) any (i) easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights of way on, over or in respect of property owned by an Acquired Company or over which an Acquired Company owns rights of way, easements, permits or licenses; and
     (n) all oil, gas or mineral leases, and all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other similar burdens, on or deductions from the proceeds of production or any other agreements, all to the extent they do not reduce the applicable Acquired Company’s net revenue interest in the Asset(s) affected thereby below that set forth on Exhibit A or A-1.
     “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, other entity, or Governmental Entity.
     “Post-Effective Date Assets Costs” means the aggregate amount of costs paid by or on behalf of any Acquired Company, any Seller or any of their respective Affiliates which are attributable to the ownership, management or operation of the Assets on or after the Effective Date, whether paid before or after the Effective Date.
     “Post-Effective Date Assets Revenues” means all revenues (net of applicable production, severance and similar Taxes) received by the Acquired Companies, any Seller or any of their respective Affiliates (including revenues received by Black Stone Minerals Company, L.P. on behalf of an Acquired Company pursuant to the Management Agreement) which are attributable to the sale of Minerals produced from or attributable to the Assets on or after the Effective Date or the ownership of the Assets on or after the Effective Date, prior to any reduction for payment of Pre-Effective Date Ivory Costs or Post-Effective Date Ivory Costs.
     “Post-Effective Date Ivory Costs” means the Sub’s pro rata share, due to its ownership of the Ivory LP Interest, of (i) all costs (other than capital expenditures) paid by or on behalf of Ivory which are attributable to the ownership or operation of the assets of Ivory on or after the Effective Date plus (ii) all capital expenditures paid by or on behalf of Ivory which are allocable to the period on or after December 1, 2009, in each case whether paid before or after the Effective Date.

     “Pre-Closing Tax Period” means (a) any Tax period ending on or before the Effective Date and (b) in the case of any Straddle Period, the portion of such Straddle Period up to and including the Effective Date.
     “Pre-Effective Date Assets Costs” means the aggregate amount of costs paid by or on behalf of any Acquired Company which are attributable to the ownership, management or operation of the Assets prior to the Effective Date, whether paid before or after the Effective Date.
     “Pre-Effective Date Assets Revenues” means all revenues (net of applicable production, severance and similar Taxes) received by the Acquired Companies, any Seller or any of their respective Affiliates (including revenues received by Black Stone Minerals Company, L.P. on behalf of an Acquired Company pursuant to the Management Agreement) which is attributable to the sale of Minerals produced from or attributable to the Assets prior to the Effective Date or the ownership of the Assets prior to the Effective Date, prior to any reduction for payment of Pre-Effective Date Ivory Costs or Post-Effective Date Ivory Costs.
     “Pre-Effective Date Ivory Costs” means the Sub’s pro rata share, due to its ownership of the Ivory LP Interest, of (i) all costs (other than capital expenditures) paid by or on behalf of Ivory which are attributable to the ownership or operation of the assets of Ivory prior to the Effective Date plus (ii) all capital expenditures paid by or on behalf of Ivory which are allocable to the period prior to December 1, 2009, in each case whether paid before or after the Effective Date.
     “Pre-Effective Date Ivory Net Cash Flow” means, for any period, the algebraic sum, which may be a positive or negative number, of (i) a positive amount equal to the Pre-Effective Date Ivory Revenues and (ii) a negative amount equal to the Pre-Effective Date Ivory Costs.
     “Pre-Effective Date Ivory Revenues” means the Sub’s pro rata share, due to its ownership of the Ivory LP Interest, of the revenues (net of applicable production, severance and similar Taxes) received by Ivory which are attributable to the sale of Minerals produced from or attributable to the assets of Ivory prior to the Effective Date.
     “Preference Right” shall mean any right or agreement that enables or may enable any person to purchase or acquire any portion of the Interests or any Asset or the Ivory LP Interest or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any portion of the Interests or any Asset or the Ivory LP Interest or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
     “Proceedings” means any action, arbitration, audit, cause, complaint, hearing, inquiry, investigation, litigation, proceeding, review or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Entity or arbitrator.
     “Properties” means all of the right, title, and interest of the Acquired Companies in and to: (a) all of the Hydrocarbons and other minerals (including all right, title and interest of the

Acquired Companies in Hydrocarbons and their respective constituent products, and any other minerals, including sulfur and coal seam gas, industrial minerals, precious and semi-precious gems and minerals, lead, zinc, copper, coal, lignite, peat, phosphate, iron ore, sodium, salt, uranium, thorium, and other fissionable materials, molybdenum, vanadium, titanium, ruble ilmenite, leucoxene, zircon, monazite, gold, silver, bauxite, geothermal energy (including entrained methane, hydrostatic pressure and thermal energy) and all other substances and ore deposits of any kind or character, whether solid, liquid or gaseous (all such substances are defined for purposes of this Agreement as a “Mineral” or the “Minerals”)) in and under and that may be produced from the lands described on Exhibit A attached hereto (the “Lands”) and any lands pooled, unitized, communitized or consolidated therewith, together with each and every kind and character of right, title, claim, and interest that the Acquired Companies have in and to the Lands and any lands pooled, unitized, communitized, or consolidated therewith, whether such Hydrocarbons and other minerals be producing or not, or subject to an existing oil and gas lease or not, including (i) all fee mineral interests, royalty interests, non-participating royalty interests, overriding royalty interests, and production payments, and other interests, similar or dissimilar to the foregoing (“Mineral Interest” and collectively called the “Mineral Interests”); (ii) the production from any Hydrocarbon wells located on the Lands, whether producing, not producing, shut-in, temporarily abandoned, or permanently abandoned (the “Wells”) described on Exhibit A-1; (iii) any pools or units which include any Lands or Wells (the “Units”), and including all interest of the Acquired Companies in production from any such Unit, whether such Unit production comes from Wells located on or off of the Lands; and (b) all of the Acquired Companies’ mineral files, lease files, contract files, abstracts and title opinions, production records, Well files, division order files, accounting records (but not including Sales Information) and other files and records related directly to the Properties described in subsections (a) above.
     “Reporting Entity” shall have the meaning set forth in Section 3.590(b) of the Texas Administrative Code (or any successor provision).
     “Representatives” means, with respect to a person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
     “Required Unitholder Approvals” means approval by the unitholders of the Partnership of the Unitholder Proposals, including the following: (i) approval of the Unitholder Proposals by the holders of a majority of the Common Units held by Non-Affiliated Unitholders and (ii) approval of the Amended Partnership Agreement by the holders of a Unit Majority (as defined in the Partnership Agreement).
     “Sales Information” means all correspondence or other documents of the Acquired Companies relating to the transactions contemplated hereby, including (a) lists of other prospective purchasers of the Assets or the Acquired Companies compiled by Sellers or the Acquired Companies, (b) bids submitted to either Seller or the Acquired Companies by other prospective purchasers of the Assets or the Acquired Companies, (c) analyses by Sellers, the Acquired Companies, or any Affiliates thereof of any bids submitted by other prospective purchasers of the Assets or the Acquired Companies, and (d) correspondence between or among Sellers, the Acquired Companies, their respective Affiliates or their respective Representatives with respect to, or with, any other prospective purchasers of the Assets or the Acquired Companies, but not including any non-disclosure agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Purchase Agreement” means that certain Securities Purchase and Global Transaction Agreement dated the date of this Agreement entered into by and among Natural Gas Partners VII, L.P., a Delaware limited partnership, Natural Gas Partners VIII, L.P., a Delaware limited partnership, Montierra Minerals & Production, L.P., a Texas limited partnership, Montierra Management LLC, a Texas limited liability company, Eagle Rock Holdings, L.P., a Texas limited partnership, Eagle Rock Energy GP, L.P., a Delaware limited partnership, and Eagle Rock Energy Partners, L.P., a Delaware limited partnership.
     “Seller Indemnitees” means Sellers, their respective Affiliates, and their respective officers, directors, stockholders, managers, partners, employees, agents, and Representatives.
     “Sellers’ Disclosure Schedule” means that certain Sellers’ Disclosure Schedule dated as of even date herewith furnished by Sellers to Buyer contemporaneously with the execution and delivery of this Agreement.
     “Tax” means any federal, state, local or foreign tax (including, without limitation, any income tax, franchise tax, doing business tax, branch profits tax, capital gains tax, value-added tax, ad valorem tax, excise tax, transfer tax, employment tax, social security tax, sales tax, property tax, or any other kind of tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Taxing authority.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
     “Taxing authority” means any person who has the authority to assess or collect any Tax, including the IRS.
     “Transactions” means the transactions contemplated by this Agreement and the Securities Purchase Agreement.
     “Transfer Requirement” shall mean any consent, approval, authorization or Permit of, or filing with or notification to, any person which must be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any portion of the Interests or any Asset or the Ivory LP Interest or any interest therein or portion thereof in order (a) for such sale, assignment, transfer or encumbrance to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any Asset or the Ivory LP Interest (or of any agreement, instrument or obligation relating to or burdening any Asset or the Ivory LP Interest)

as a result of such sale, assignment, transfer or encumbrance, or (c) to prevent the creation or imposition of any Lien, penalty or restriction on or with respect to any of the Interests or any Asset or the Ivory LP Interest (or any right thereof from arising) as a result of such sale, assignment, transfer or encumbrance; excluding, however, from the definition of Transfer Requirements, consents and approvals of assignments by any Governmental Entity that are customarily obtained after closing transactions of this nature.
     “Unitholder Proposals” means the following proposals to be presented for a vote at a special meeting of the unitholders of the Partnership: (i) approval of the Securities Purchase Agreement, (ii) approval of the Amended Partnership Agreement and (iii) approval of the Partnership Agreement Amendment.
     Section 14.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 14.1, each of the following terms is used in this Agreement as defined in the preamble, recitals or Article or Section set forth opposite such term:

Defined Term	Reference
Accounting Dispute	Section 1.3(e)
Accounting Referee	Section 1.3(e)
Adjusted Purchase Price	Section 1.2
Acquired Companies	Section 1.3(a)
Allocation	Section 8.6(f)
Assignment	Section 2.2(a)(i)
Basket Amount	Section 12.9
Buyer	Preamble
Closing	Section 2.1
Closing Adjustment	Section 1.3(a)
Closing Adjustment Date	Section 1.3(b)
Closing Adjustment Period	Section 1.3(a)
Closing Date	Section 2.1
Company	Recitals
Company Contracts	Section 4.10(a)
Damages	Section 12.2(a)
De Minimis Threshold	Section 12.9
Deposit	Section 1.4(a)
Exchange	Section 8.10
Excluded Assets	Section 8.11
Excluded Liabilities	Section 8.11
Final Adjustment	Section 1.3(d)
Final Settlement Date	Section 1.3(d)
Final Settlement Statement	Section 1.3(d)
Indemnified Party	Section 12.4
Indemnifying Party	Section 12.4
Interests	Recitals
Lands	Definition of Properties
Mineral(s)	Definition of Properties

Defined Term	Reference
Mineral Interest(s)	Definition of Properties
Minerals Business	Section 4.16
NDA	Section 2.2(a)(iv)
New Entity	Section 8.11
Non-Public Information	Section 8.14(b)
Notice Period	Section 12.4
Party/Parties	Preamble
Post-Closing Payment	Section 1.3(c)
Pre-Effective Date Net Cash Flow	Section 1.3(c)
Preference Right	Section 4.15
Preliminary Settlement Statement	Section 1.3(b)
Property Tax	Section 8.6(a)(ii)(B)
Purchase Price	Section 1.2
Receiving Party	Section 8.14(a)
Request Date	Section 1.3(e)
Sellers	Preamble
Seller Reporting Entity	Section 8.6(b)(ii)
Straddle Period	Section 8.6(a)(ii)(A)
Sub	Section 1.3(a)
Tax Claim	Section 8.6(c)
Tax Survival Period	Section 8.6(i)
Transfer Requirement	Section 4.15
Unaudited Financial Statements	Section 4.6
Unit(s)	Definition of Properties
Well(s)	Definition of Properties
     Section 14.3 References and Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.
     (a) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.
     (b) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.
     (c) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.
     (d) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

     (e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.
     (f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.
     (g) No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.
[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

SELLERS: EAGLE ROCK PIPELINE GP, LLC

By:	/s/ Joseph A. Mills
	Name:	Joseph A. Mills
	Title:	Chief Executive Officer

EROC PRODUCTION, LLC

By:	/s/ Joseph A. Mills
	Name:	Joseph A. Mills
	Title:	Chief Executive Officer

BUYER: BSAP II GP, L.L.C.
By:	Black Stone Natural Resources, L.L.C.

By:	/s/ Hallie A. Vanderhider
	Name:	Hallie A. Vanderhider
	Title:	President & Chief Operating Officer